Exhibit 10.1

Execution version

Runway Growth Finance Corp.

$107,000,000

7.51% Series 2025A Senior Notes due April 7, 2028

Master Note Purchase Agreement

Dated April 7, 2025

Schedule A — Defined Terms

Schedule 1 — Form of 7.51% Series 2025A Senior Notes due April 7, 2028

Schedule 2.1 — Existing Notes

Schedule 4.4(a) — Form of Opinion of Special Counsel for the Company

Schedule 4.4(b) — Form of Opinion of Special Counsel for the Purchasers

Schedule 5.4 — Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5 — Financial Statements

Schedule 5.15 — Existing Indebtedness

Schedule 7.5 — Non Competitors

Schedule 14.3 — Form of Tax Compliance Certificate

Exhibit S — Form of Supplement to Note Purchase Agreement

Purchaser Schedule — Information Relating to Purchasers

Runway Growth Finance Corp.

205 N. Michigan Avenue, #4200

Chicago, IL 60601

7.51% Series 2025A Senior Notes due April 7, 2028

April 7, 2025

To Each of the Purchasers Listed in

the Purchaser Schedule Hereto:

Ladies and Gentlemen:

Runway Growth Finance Corp. (f/k/a Runway Growth Credit Fund Inc.), a Maryland corporation (the “Company”), agrees with each of the Purchasers as follows:

Section 1. Authorization of Notes; Interest Rate.

Section 1.1. Authorization of Notes. The Company will authorize the issue and sale of $107,000,000 aggregate principal amount of its 7.51% Series 2025A Senior Notes due April 7, 2028 (the “Series 2025A Notes”; such term shall also include any such notes as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13). The Series 2025A Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

The Series 2025A Notes, together with each Series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 2.2, are collectively referred to as the “Notes” (such term shall also include any such notes as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13).

Section 1.2. Changes in Interest Rate. (a) If at any time a Below Investment Grade Event occurs, then:

(i) as of the date of the occurrence of the Below Investment Grade Event to and until the date on which such Below Investment Grade Event is no longer continuing (as evidenced by the receipt and delivery to the holders of the Notes of any Rating necessary to cure such Below Investment Grade Event), the Notes shall bear interest at the Adjusted Interest Rate; provided that, such Adjusted Interest Rate shall not apply to the Notes held by holders who accepted an offer of prepayment pursuant to Section 8.9 with respect to such Notes and such Below Investment Grade Event (including, for the avoidance of doubt, for the period from the occurrence of such event to the acceptance of such offer of prepayment pursuant to Section 8.9); and

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(ii) the Company shall promptly, and in any event within ten (10) Business Days after a Below Investment Grade Event has occurred, notify the holders of the Notes in writing, sent in the manner provided in Section 18, that a Below Investment Grade Event has occurred, which written notice shall be accompanied by evidence satisfactory to the Required Holders to such effect and confirming the effective date of the Below Investment Grade Event and that the Adjusted Interest Rate will be payable in respect of the Notes in consequence thereof.

(b) Each holder of a Note shall, at the Company’s expense, use reasonable efforts to cooperate with any reasonable request made by the Company in connection with any rating appeal or application.

(c) The fees and expenses of any NRSRO and all other costs incurred in connection with obtaining, affirming or appealing a Rating pursuant to this Section 1.2 shall be borne solely by the Company.

(d) As used herein, “Adjusted Interest Rate” means the interest rate on the Notes shall be the rate per annum which is 1.00% above the stated rate of the Notes.

(e) As used herein, a “Below Investment Grade Event” shall occur if:

(i) at any time the Company has obtained a Rating of the Notes from only one NRSRO, the then most recent Rating from such NRSRO that is in full force and effect (not having been withdrawn) is less than Investment Grade; or

(ii) at any time the Company has obtained a Rating of the Notes from two NRSROs, the then lower of the most recent Ratings from the NRSROs that are in full force and effect (not having been withdrawn) is less than Investment Grade; or

(iii) at any time the Company has obtained a Rating of the Notes from three or more NRSROs, the then second lowest of the most recent Ratings from the NRSROs that is in full force and effect (not having been withdrawn) is less than Investment Grade (provided, for the avoidance of doubt, if two or more of the most recent Ratings are equal or equivalent as the lowest such Rating, then one of such equal or equivalent Ratings will be deemed to be the second lowest Rating for purposes of such determination); or

(iv) at any time the Company shall have failed to receive and deliver to the holders of the Notes a Rating of the Notes from at least one NRSRO as required pursuant to Section 9.10.

(f) Following the occurrence of an Event of Default, the Notes shall bear interest at the Default Rate.

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Section 2. Sale and Purchase of Notes.

Section 2.1. Background. The Company and the Purchasers listed on the Purchaser Schedule thereto have heretofore entered into that certain Master Note Purchase Agreement dated as of December 10, 2021 (the “Existing Note Purchase Agreement”), pursuant to which the Company has heretofore issued $70,000,000 in aggregate principal amount of its 4.25% Series 2021A Senior Notes due December 10, 2026 (the “Existing Series 2021A Notes”). Purchasers listed on Exhibit 2.1 (the “Existing 2021A Noteholders”) hold Existing Series 2021A Notes in the outstanding principal amount listed therein (the “Surrendered Existing 2021A Notes”).

Section 2.2. Purchase and Sale of Series 2025A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at a Closing provided for in Section 3, Series 2025A Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.3. Additional Series of Notes. The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S. Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i) each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential designation inscribed thereon;

(ii) Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;

(iii) each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended (a) to reflect such additional covenants without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding, and, provided further, for the avoidance of doubt, no covenant, definition or default expressly set forth in this Agreement as of the date of this Agreement shall be deemed to be amended or deleted in any respect to be less favorable to the holders of the Notes by virtue of the provisions of this clause (iii), and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

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(iv) any Additional Notes may be issued with a premium or discount as necessary in order to make such Additional Notes fungible for federal income tax and securities law purposes with any existing Series or tranche of Notes issued hereunder;

(v) each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(vi) the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;

(vii) all Additional Notes shall rank pari passu with all other outstanding Notes; and

(viii) no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.

Section 3. Closing.

Section 3.1. Closing. The execution and delivery of this Agreement will be made at the offices of Chapman and Cutler LLP in Chicago, Illinois on April 7, 2025 (the “Execution Date”).

The sale and purchase of the Series 2025A Notes to be purchased by each Purchaser shall occur on April 7, 2025 at the offices of Chapman and Cutler LLP in Chicago, Illinois, at 8:00 a.m. Chicago time (the “Closing”). At the Closing the Company will deliver to each Purchaser the Series 2025A Notes to be purchased by such Purchaser in the form of a single Series 2025A Note for all such Series 2025A Notes to be purchased by such Purchaser (or, in each case, such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of such Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of either (i) immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company pursuant to the applicable funding instructions delivered in accordance with Section 4.10 or (ii) an aggregate principal amount of Surrendered Existing Series 2021A Notes in the amount of the purchase price for the Series 2025A Notes to be purchased by such Existing 2021A Noteholder. If at Closing the Company shall fail to tender such Series 2025A Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Series 2025A Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

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Section 3.2. Note Exchange and Novation of the Surrendered Existing Series 2021A Notes for Series 2025A Notes. Subject to the terms and conditions set forth herein, each Existing 2021A Noteholder hereby agrees to (a) tender its Surrendered Existing Series 2021A Notes as more fully described in Schedule 2.1 hereto, to Chapman and Cutler LLP, acting as agent for the Existing 2021A Noteholders to assure satisfaction of the conditions set forth in Section 4 hereof, (b) accept in exchange for its Surrendered Existing Series 2021A Notes, the Series 2025A Notes to be purchased by such Existing 2021A Noteholder as more fully described in Schedule 2.1 hereto, and (c) consent to the termination and novation of its Surrendered Existing Series 2021A Notes dispositive of the Series 2025A Notes exchanged for such Surrendered Existing Series 2021A Notes and on the Closing Date hereby agrees that all liability of the Company in respect of its Surrendered Existing Series 2021A Notes shall be terminated and novated, but not the liability of the Company in respect of interest accrued on such Existing Series 2021A Notes exchanged for Series 2025A Notes from December 10, 2024 to and including the Closing Date.

Section 4. Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at a Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at such Closing.

Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) at such Closing, no Default or Event of Default shall have occurred and be continuing, no Change in Control shall have occurred and no “Default” or “Event of Default” (as therein defined) under the Existing Note Purchase Agreement shall have occurred and be continuing.

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Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2, 4.9 and 4.13 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a)  Dechert LLP, counsel for the Company, substantially in the forms set forth in Schedule 4.4(a) hereto and the Company hereby instructs its counsel to deliver such opinion to the Purchasers and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted by Applicable Law, Etc. On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with such Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the Purchaser Schedule.

Section 4.7. Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Execution Date and such Closing the reasonable and documented out-of-pocket fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Execution Date or such Closing, as applicable.

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Section 4.8. Private Placement Number. A Private Placement Number issued by the PPN CUSIP - Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each series and/or tranche of the Notes.

Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation (in each case, other than as permitted under Section 10.2) or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. At least five (5) Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company specifying (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited. Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two (2) Business Days prior to Closing.  If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to Closing.  The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes.

Section 4.11. Rating. The Notes shall have received a Rating of “BBB(low)” or better by Morningstar DBRS which rating shall specifically describe the Notes, including their interest rate, maturity and Private Placement Number. In the event that the initial Rating for the Notes is not a public rating, the Company shall have delivered or caused to be delivered prior to any funding in connection with a Closing, to each Purchaser, (a) a private rating letter issued by Morningstar DBRS setting forth the initial Rating for the Notes and (b) the related Private Rating Rationale Report with respect to such Rating.

Section 4.12. Surrendered Existing Series 2021A Notes . (a) The Company shall have paid all accrued and unpaid interest on Surrendered Existing Series 2021A Notes to and including the Closing Date.

(b) The Existing Series 2021A Notes, other than the Surrendered Existing 2021A Notes and the 8.54% Series 2023A Senior Notes due April 13, 2026 issued under and pursuant to the First Supplement dated April 13, 2023, shall have been paid in full prior to or concurrently with the Closing.

Section 4.13. Asset Coverage Test. After giving effect to each issuance of the Notes, the Asset Coverage Ratio shall not be less than ratio required under Section 10.8(a).

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Section 4.14. Compliance with All Outstanding Debt Obligations. (a) On or prior to the date of such Closing, any consents or approvals required to be obtained from any holder or holders of any outstanding Indebtedness of the Company or its Subsidiaries and any amendments of agreements pursuant to which any Indebtedness may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained (and shall be in full force and effect on the date of such Closing) and shall be satisfactory to each Purchaser and its special counsel.

(b) The Company shall have performed and complied with the terms and conditions of its outstanding debt obligations, including the Bank Credit Agreement, and no event of default has occurred and is currently occurring as of such Closing Date with respect to the Bank Credit Agreement.

Section 4.15. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser may reasonably request.

Section 4.16. Conditions to Issuance of Additional Notes. The obligations of the Additional Purchasers to purchase any Additional Notes shall be subject to the following conditions precedent, in addition to any conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a) Compliance Certificate. A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether the Company is in compliance with the requirements of Section 10.8 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate but after giving effect to the issuance of such Series of Additional Notes and the application of the proceeds thereof).

(b) Execution and Delivery of Supplement. The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c) Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

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(d) Execution and Delivery of Guaranty Ratification. Each Subsidiary Guarantor, if any, shall execute and deliver a ratification of its Subsidiary Guarantee.

Section 5. Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser that as of the Execution Date and each Closing:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure.

(a) This Agreement and the financial statements listed in Schedule 5.5 (other than financial projections, pro forma financial information, and other forward-looking information referenced in Section 5.3(b)) (this Agreement, and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2024, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

(b) All financial projections, pro forma financial information and other forward-looking information which has been delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Company) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

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Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists, as of such Closing Date, of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor and (ii) the Company’s directors and executive officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, and, to the extent applicable, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies or filed with the SEC on EDGAR the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes, but excluding all financial projections, pro forma financial information and other forward-looking information) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and lack of footnotes). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

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Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any (A) indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected or (B) the corporate charter or by-laws of the Company, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, in each case, except where any of the foregoing (other than clause (i)(B) above), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.7. Governmental Authorizations, Etc. Assuming the accuracy of the representations and warranties of each of the Purchasers of the Notes, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, other than any filing required under the Securities Exchange Act of 1934 or the rules or regulations promulgated thereunder on Form 8-K, Form 10-Q, or Form 10-K.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened in writing against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 5.9. Taxes. The Company and its Subsidiaries have filed all federal and state income and other material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate in all material respects. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2024.

Section 5.10. Title to Property; Leases. The Company and its Subsidiaries (other than Immaterial Subsidiaries) have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for any such conflicts that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12. Compliance with Employee Benefit Plans. (a) The Company and each ERISA Affiliate have operated and administered each Plan (other than a Multiemployer Plan) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA); and (ii) no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan.

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(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than an amount which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code), if any, of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f) The Company and its Subsidiaries do not have, and have not had, any Non-U.S. Plans.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series 2025A Notes or any similar Securities for sale to, or solicited any offer to buy the Series 2025A Notes or any substantially similar debt Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than not more than ten (10) Institutional Investors (including the Purchasers), each of which has been offered the Series 2025A Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2025A Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

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Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder repay outstanding indebtedness, make investments in accordance with the Company’s investment objective and investment strategy and for other general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its consolidated Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of April 7, 2025 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. The provisions of this clause (a) shall not apply to any Indebtedness consisting of repurchase agreements or other Indebtedness incurred in the ordinary course of business and secured solely by U.S. Treasury securities.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness. The provisions of this clause (b) shall not apply to any Indebtedness consisting of repurchase agreements or other Indebtedness incurred in the ordinary course of business and secured solely by U.S. Treasury securities.

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(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc.. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person or Canada Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by Canada, the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, any Canadian Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, any Canadian Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or Canada Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person or Canada Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or any Canadian Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws or any Canadian Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Canadian Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

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Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18. Environmental Matters. (a) Neither the Company nor any Subsidiary has received any written notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary has knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, of violation of Environmental Laws by the Company or any Subsidiary, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which would reasonably be expected to give rise to liability under any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Investment Company Act.

(a) Status as Business Development Company. The Company has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and has elected to be treated, and qualifies as, a RIC under Subchapter M of the Code.

(b) Compliance with Investment Company Act. The business and other activities of the Company and its Subsidiaries, including the issuance of the Notes hereunder, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by this Agreement do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case that are applicable to the Company and its Subsidiaries.

(c) Investment Policies. The Company is in compliance in all respects with the Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

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Section 6. Representations of the Purchasers.

Section 6.1. Purchase for Investment.

(a) Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

(b) Each Purchaser severally understands and agrees that it will not transfer the Notes or any part or portion thereof held by it (i) to any Person who is not an Institutional Investor or who is a Competitor or (ii) in violation of applicable law.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

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(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include “assets” of any employee benefit plan, other than a plan exempt from the coverage.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

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Section 6.3. Investment Experience; Access to Information. Each Purchaser (for itself and for each account for which such Purchaser is acquiring the Notes) severally represents that such Person

(a) is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act and an “Institutional Account” as defined in FINRA Rule 4512(c),

(b) either alone or together with its representatives has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest and has so evaluated and analyzed the risks and merits of such investment,

(c) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment,

(d) understands the terms of and risks associated with the purchase of the Notes, including, without limitation, a lack of liquidity, pricing availability and risks associated with the industry in which the Company operates,

(e) has had the opportunity to review (i) the Disclosure Documents, (ii) the Annual Report on Form 10-K for the Company for the fiscal year ended December 31, 2024, (iii) such other disclosure regarding the Company, its business and its financial condition as such Purchaser has determined to be necessary in connection with the purchase of the Notes and (iv) has not received any other information, whether orally or in writing, contrary to the information in this sub-clause (e),

(f) has had an opportunity to ask such questions and make such inquiries concerning the Company, its business and its financial condition as such Purchaser has deemed appropriate in connection with its purchase of the Notes and to receive satisfactory answers to such questions and inquiries, and

(g) is purchasing the Notes without a view to distribution thereof within the meaning of the Securities Act and agrees not to reoffer or resell the Notes except pursuant to an exemption from registration under the Securities Act or pursuant to an effective registration statement thereunder (it being understood, however, that the disposition of such Person’s property shall at all times be within such Person’s control).

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Section 7. Information as to Company.

Section 7.1. Financial and Business Information. The Company shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor:

(a) Quarterly Statements — within sixty (60) days (or such shorter period as is the earlier of (x) fifteen (15) days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year (except that the balance sheet shall set forth comparative figures for the prior fiscal year end), all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within one hundred five (105) days (or such shorter period as is the earlier of (x) fifteen (15) days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of

(i) a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year, and

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(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) Employee Benefits Matters — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof, if such reportable event, or action necessitating such reportable event, would reasonably be expected to result in a Material Adverse Effect;

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(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC in writing of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, if such actions, taken together with any other such actions then existing, would reasonably be expected to have a Material Adverse Effect;

(iii) any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f) Notices from Governmental Authority — promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(g) Resignation or Replacement of Auditors — within ten (10) days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request;

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note; and

(i) Supplements — promptly, and in any event within ten (10) Business Days after the execution and delivery of any Supplement, a copy thereof.

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Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10.8 and any Incorporated Covenant during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any consolidated Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c) Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3. Visitation. The Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or holder and upon at least ten (10) Business Days’ prior written notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and the Subsidiary Guarantors with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary Guarantor, all at such reasonable times and as often as may be reasonably requested in writing; and

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(b) Default — if a Default or Event of Default then exists, at the expense of the Company, and upon at least ten (10) Business Days’ prior written notice to the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary Guarantor, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiary Guarantors), all at such reasonable times and as often as may be reasonably requested.

Section 7.4. Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b), (c) or (h) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b) the Company shall have (A) timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a), Section 7.1(b) or Section 7.1(h), as the case may be, with the SEC on EDGAR or shall have made such form available on its home page on the internet, which is located at https://investors.runwaygrowth.com/ as of the date of this Agreement and (B) delivered any related Officer’s Certificate to each holder of a Note by electronic mail or posted such related Officer’s Certificate on Intralinks or on any other similar website to which each holder of Notes has free access;

(c) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on Intralinks or on any other similar website to which each holder of Notes has free access; or

(d) the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on Intralinks or on any other similar website to which each holder of Notes has free access;

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provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that upon request of any holder to receive such forms, financial statements, other information and Officer’s Certificates by e--mail, the Company will promptly e--mail them to such holder.

Section 7.5. Limitation on Competitors. Under no circumstances shall the Company or any Subsidiary be required to disclose any information pursuant to Section 7.1(h) or 7.3 to any Person that is a Competitor.

Section 8. Payment and Prepayment of the Notes.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time, to the extent permitted by the last sentence of this Section 8.2, any part of, of the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount applicable to such Notes determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of such Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest on such Notes to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount applicable to such Notes due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of the Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount applicable to such Notes as of the specified prepayment date. Notwithstanding the foregoing and anything contained in this Section to the contrary, if and so long as any Default or Event of Default shall have occurred and be continuing, or if such partial prepayment is before the Clean-Up Period Start Date for such Notes, as applicable, any partial prepayment of the Notes pursuant to the provisions of this Section 8.2 shall be allocated among all of the Notes of all Series and tranches at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

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Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of Notes pursuant to Section 8.2, the principal amount of Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. For the avoidance of doubt, so long as no Event of Default then exists, the Company may optionally prepay any Series or tranche of Notes without the allocation of such prepayment among all of the Notes at the time outstanding, if such Series or tranche, as applicable, is paid in full after the Clean-Up Period Start Date for such Series or tranche, as applicable.

Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least ten (10) Business Days. If the holders of more than 20% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five (5) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes. For the avoidance of doubt, no Make-Whole Amount shall be owed in connection with any prepayment made pursuant to this Section 8.5(b) unless expressly included in an offer made by the Company or an Affiliate to purchase the Notes.

Section 8.6. Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

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“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a three hundred sixty (360)-day year comprised of twelve (12) thirty (30) day months and calculated to two (2) decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

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“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 8.8. Change in Control.

(a) Notice of Change in Control. The Company will, within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.8.

(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). Such date shall be not less than thirty (30) days and not more than sixty (60) days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

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(c) Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company not later than fifteen (15) Business Days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without Make-Whole Amount or other premium.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(f) Definition.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than OCM Growth Holdings, LLC, of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; provided that any such acquisition of ownership shall not constitute a Change in Control to the extent that such Person or group agrees to an irrevocable proxy or other contractual agreement whereby the capital stock of the Company held by such Person or group shall be voted in the same proportion that the Company’s other stockholders vote their shares; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (y) nominated by the requisite members of the board of directors of the Company nor (z) appointed by a majority of the directors so nominated; or (c) BC Partners shall cease to own (directly or indirectly) and/or control (including via proxy or other contractual agreements), in the aggregate at least 50% of the Voting Stock of the Investment Adviser.

Section 8.9. Prepayment on Below Investment Grade Event Without Make-Whole.

(a) Notice of Below Investment Grade Event. In the event that any Below Investment Grade Event shall exist, the Company may within ten (10) Business Days after the occurrence of the Below Investment Grade Event (the “Section 8.9 Prepayment Offer Deadline”) offer to prepay all, but not less than all, of the Notes.

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(b) Offer to Prepay Notes. The offer to prepay the Notes contemplated by paragraph (a) of this Section 8.9 shall be an offer to prepay, in accordance with and subject to this Section 8.9, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.9 Proposed Prepayment Date”). The Section 8.9 Proposed Prepayment Date shall be not less than thirty (30) days and not more than ninety (90) days after the date of such offer (if the Section 8.9 Proposed Prepayment Date shall not be specified in such offer, the Section 8.9 Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(c) Rejection. A holder of the Notes may accept the offer to prepay made pursuant to this Section 8.9 by causing a notice of such acceptance to be delivered to the Company not later than fifteen (15) days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.9 shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.9 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without any Make-Whole Amount or any other premium.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.9 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:

(i) the Section 8.9 Proposed Prepayment Date;

(ii) that such offer is made pursuant to this Section 8.9;

(iii) the principal amount of each Note offered to be prepaid;

(iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.9 Proposed Prepayment Date;

(v) that the conditions of this Section 8.9 have been fulfilled; and

(vi) in reasonable detail, the nature of the Below Investment Grade Event.

Section 9. Affirmative Covenants.

From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, the Company covenants that:

Section 9.1. Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of the Subsidiary Guarantors to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Company will, and will cause its Subsidiaries to, conduct its business and other activities in compliance in all Material respects with the applicable provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the SEC thereunder.

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Section 9.2. Insurance. The Company will, and will cause each of the Subsidiary Guarantors to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of Subsidiary Guarantors to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary Guarantor from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiary Guarantors to, file all federal and state income and other material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary Guarantor, provided that neither the Company nor any Subsidiary Guarantor need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary Guarantor has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary Guarantor or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 9.5. Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of the Subsidiary Guarantors (unless merged into the Company or a Subsidiary Guarantor) and all rights and franchises of the Company and the Subsidiary Guarantors unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7. Subsidiary Guarantors. (a) The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility for which the Company is a borrower to concurrently therewith:

(i) enter into (A) an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”) or (B) a joinder to the Subsidiary Guaranty, which may include changes as necessary or appropriate (in the reasonable determination of counsel to the Required Holders) to take into account local law requirements or other customary limitations regarding guarantees provided by entities formed or organized in any applicable jurisdiction; and

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(ii) deliver the following to each holder of a Note:

(A) an executed counterpart of such Subsidiary Guaranty or a joinder thereto;

(B) a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(C) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(D) an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b)   At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guaranty or joinder thereto under subparagraph (a) of this Section 9.7 may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility (other than in connection with a sale of such Subsidiary or its Equity Interests), any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

Section 9.8. Status of RIC and BDC. The Company shall at all times, subject to any applicable grace periods set forth in the Code, maintain its status as a RIC under the Code and as a “business development company” under the Investment Company Act.

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Section 9.9. Investment Policies. The Company will comply in all material respects with the Investment Policy.

Section 9.10. Rating Confirmation. The Company covenants and agrees that, at its sole cost and expense, it shall cause to be maintained at all times a Rating from at least one NRSRO that indicates that it will monitor the rating on an ongoing basis. No later than April 7 of each year, commencing in 2026, and promptly upon any change in such Rating, the Company shall provide a notice to each of the holders of the Notes sent in the manner provided in Section 18 with respect to any then current Ratings, which shall include a Rating from at least one NRSRO, and which notice shall include a copy of such Rating (which, for the avoidance of doubt, identifies the Notes by their Private Placement Number and provides such information as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over the holders of the Notes). In the event that the Rating for the Notes is not a public rating, the Company shall also deliver the related Private Rating Rationale Report with respect to such Rating.

Section 10. Negative Covenants.

From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, the Company covenants that:

Section 10.1. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary Guarantor to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or any Subsidiary Guarantor), except

(a) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary Guarantor’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary Guarantor than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate;

(b) transactions with Affiliates in connection with the agreements set forth in Schedule 10.1;

(c) transactions with one or more Affiliates (including co-investments) as permitted by any SEC exemptive order (as may be amended from time to time), any no-action letter or as otherwise permitted by applicable law, rule or regulation or SEC staff interpretations thereof or based on advice of counsel;

(d) transactions between or among, on the one hand, the Company and/or any Subsidiary Guarantor, and, on the other hand, any SBIC Subsidiary or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) of the Company and/or any Subsidiary Guarantor at prices and on terms and conditions, taken as a whole, not materially less favorable to the Company and/or such Subsidiary Guarantor than in good faith is believed could be obtained on an arm’s-length basis from unrelated third parties,

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(e) a transaction that has been approved by a majority of the independent directors of the board of directors of the Company;

(f) any Investment that results in the creation of an Affiliate;

(g) customary compensation to Affiliates in connection with investment advisory, administration, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors of the Company in good faith;

(h) transactions and payments required under the definitive agreement for any acquisition or Investment permitted under this Agreement (to the extent any seller, employee, officer or director of an acquired entity becomes an Affiliate in connection with such transaction);

(i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants, investment advisers, administrative service providers and independent contractors of the Company and/or any of its Subsidiaries in the ordinary course of business;

(j) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Company and/or the applicable Subsidiary Guarantor in the good faith determination of the board of directors (or similar governing body) of the Company or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(k) the Company may issue and sell Equity Interests to its Affiliates; and

(l)  restricted payments not prohibited by Section 10.6 or other similar provision of the Agreement, and transactions and documents governing transactions permitted by Section 10.2.

Section 10.2. Merger, Consolidation, Fundamental Changes, Etc. The Company will not, and will not permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except:

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(a) in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized outside legal counsel, or other outside legal counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b) in the case of any such transaction involving a Subsidiary Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (1) the Company, such Subsidiary Guarantor or another Subsidiary Guarantor; or (2) a solvent corporation or limited liability company (other than the Company or another Subsidiary Guarantor) that is organized and existing under the laws of the United States or any state thereof (including the District of Columbia) and, if such Subsidiary Guarantor is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor and (B) the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized outside legal counsel, or other outside legal counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(c) the Equity Interests of any Subsidiary Guarantor may be sold, transferred or otherwise disposed of to an Obligor;

(d) any Subsidiary Guarantor may be liquidated or dissolved; provided that (i) in connection with such liquidation or dissolution, any and all of the assets of such Subsidiary Guarantor shall be distributed or otherwise transferred to an Obligor and (ii) the Company determines in good faith that such liquidation is in the best interests of the Company and is not materially disadvantageous to the holders of the Notes;

(e) the Obligors may convey, sell, transfer or otherwise dispose of all or substantially all of their assets to a Financing Subsidiary;

(f) in the cases of clauses (a) and (b)(2) above, each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

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(g) in the case of clauses (a) and (e) above, immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and the Company shall deliver to the holders of the Notes a certificate of a Senior Financial Officer to such effect.

No such conveyance, transfer or lease of substantially all of the assets of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor, as the case may be, or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.

Section 10.3. Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement, other than (i) ancillary or support businesses; (ii) any business in or related to private credit or that other business development companies enter into or are engaged in; or (iii) otherwise in accordance with its Investment Policies.

Section 10.4. Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person or Canada Blocked Person), own or control a Blocked Person or Canada Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws or any Canadian Economic Sanctions Laws.

Section 10.5. Liens. The Company will not and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary Guarantor, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

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(a) any Lien on any property or asset of the Company or a Subsidiary Guarantor existing on the date of this Agreement and set forth in Schedule 10.5, provided that (i) no such Lien shall extend to any other property or asset of the Company or any of its Subsidiaries, and (ii) any such Lien shall secure only those obligations which it secures on the date of this Agreement and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by an amount equal to unpaid accrued interest, fees and expenses applicable thereto and by an amount equal to any existing commitments unutilized thereunder);

(b) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(c) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing;

(d) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage, landlord, and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or any Subsidiary Guarantor in accordance with GAAP;

(e) Liens incurred or pledges or deposits made to secure obligations incurred to secure public or statutory obligations;

(f) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(g) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default;

(h) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above, securing payment of fees, indemnities, charges for returning items and other similar obligations;

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(i) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions;

(j) zoning restrictions, easements, rights-of-way, encroachments, protrusions, licenses, or other restrictions on, and other minor defects or irregularities affecting, the use of any real estate (including leasehold title), in each case which do not interfere with or affect in any Material respect the ordinary course conduct of the business of the Company and the Subsidiary Guarantors;

(k) purchase money Liens on specific equipment and fixtures provided that (i) such Liens only attach to such equipment and fixtures, (ii) the Indebtedness secured thereby is incurred in the ordinary course of business to finance equipment and fixtures and (iii) the Indebtedness secured thereby does not exceed the lesser of the cost and the fair market value of such equipment and fixtures at the time of the acquisition thereof;

(l) deposits of money securing leases to which the Company or any Subsidiary Guarantor is a party as lessee made in the ordinary course of business;

(m) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate not prohibited hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(n) Liens (i) solely on any cash earnest money deposits made by the Company and/or any Subsidiary Guarantor in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder or (ii) consisting of an agreement to dispose of any property;

(o) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and/or any Subsidiary Guarantor;

(p) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any Material respect with the business of the Company and the Subsidiary Guarantors or (ii) secure any Indebtedness;

(q) Liens on Securities that are the subject of repurchase agreements;

(r) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business or (ii) by operation of law under Article 2 of the UCC (or similar law of any jurisdiction);

(s) Liens in favor of any Obligor;

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(t) Liens securing obligations under Swap Contracts entered into in the ordinary course of the Company’s a Subsidiary Guarantor’s business for financial planning and not for speculative purposes;

(u) (i) Liens on Equity Interests of joint ventures or non-Obligors securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Obligors;

(v) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(w) any encumbrance or restriction assumed in connection with an acquisition of the property or Equity Interests of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(x) any right of offset, banker’s lien, security interest or other like right against any Portfolio Investments held by a custodian;

(y) Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA or its designee;

(z) Liens on Equity Interests in any Financing Subsidiaries in favor of and required by any lender providing third-party financing to such Financing Subsidiary;

(aa) prior to release of the relevant escrow, Liens on cash or Cash Equivalents (and the related escrow accounts) constituting the proceeds, and the related prefunding of interest, premiums and other customary amounts, from an issuance into (and pending the release from) escrow,

(bb) Liens securing collateral posted as margin to secure obligations under any Indebtedness so long as, after giving pro forma effect to such Liens, the Company is in compliance with Section 10.8;

(cc) Liens on Special Equity Interests included in the Investments of the Company or any Subsidiary Guarantor but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests”;

(dd) other Liens on assets securing Indebtedness of the Company so long as, (i) after giving pro forma effect to such Liens, the Company is in compliance with Section 10.8 and (ii) in the event that the aggregate principal amount of the Indebtedness secured by such Liens exceeds $1,000,000, the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company from counsel that is reasonably acceptable to the Required Holders;

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(ee) Liens on assets securing other obligations in an aggregate principal amount at any time outstanding not to exceed $500,000;

(ff) Liens which secure obligations under the Bank Credit Agreement or any Replacement Facility; and

(gg)  Liens permitted under the Bank Credit Agreement or any Replacement Facility.

Section 10.6. Restricted Payments. The Company will not, nor will it permit any of its Subsidiary Guarantors to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that any Obligor may declare and pay:

(a) dividends with respect to the capital stock of the Company or such Subsidiary Guarantor (including, for the avoidance of doubt, pursuant to any distribution or dividend reinvestment plan of the Company or such Subsidiary Guarantor) to the extent payable in additional shares of the stock, units or interests or the Company or such Subsidiary Guarantor;

(b) Restricted Payments to the Company or any Subsidiary Guarantor or, other than the Company, to each other owner of Equity Interests of such Subsidiary Guarantor based on their relative ownership interests;

(c) Restricted Payments in or with respect to any taxable year of the Company (or any calendar year, as relevant) in amounts not to exceed 125% of the higher of (x) the Net Investment Income of the Company for the applicable year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to Section 7.1(b) and (y) for so long as the Company maintains its status as a RIC under the Code, the amounts that are required to be distributed to: (i) allow the Company to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year the Company’s liability for U.S. federal income taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (B) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Company’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto);

(d) any settlement in respect of a conversion feature in any convertible security that may be issued by such Obligor to the extent made through the delivery of common stock (except in the case of interest (which may be payable in cash));

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(e) Restricted Payments to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and payments to directors, investment advisers, administrators and/or consultants of any Obligor or any of its subsidiaries) and franchise fees and taxes and similar fees, taxes and expenses required to enable the recipient of such Restricted Payment to maintain its organizational existence or qualification to do business, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, or consultants of any such recipient, in each case, to the extent attributable to the ownership or operations of the Company and its subsidiaries;

(f) Restricted Payments to finance or acquire any Investment permitted hereunder;

(g) Restricted Payments to current or former directors, managers or consultants of any Obligor or any of its subsidiaries;

(h) Restricted Payments to enable the recipient of such Restricted Payment to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of such recipient;

(i) Restricted Payments for the repurchase of Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Equity Interests as part of a “cashless” exercise;

(j) to the extent constituting a Restricted Payment, any other transaction permitted under Section 10;

(k) any dividend or consummation of any redemption within sixty (60) days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof; and

(l) any Restricted Payments, so long as (i) as of the date of such Restricted Payment, no Event of Default has occurred and is continuing and (ii) after giving pro forma effect to such Restricted Payment, the Company is in compliance with Section 10.8.

Section 10.7. [Reserved].

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Section 10.8. Financial Covenants.

(a) Asset Coverage Ratio. The Company will not permit the Asset Coverage Ratio as of the last Business Day of any fiscal quarter to be less than 1.50 to 1.00.

(b) Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio as of the last Business Day of any fiscal quarter to be less than 1.25 to 1.00.

(c) Minimum Shareholders’ Equity. The Company will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Company to be less than $392,759,890 plus 75%, of the net proceeds of the sale of Equity Interests by the Company after March 18, 2025.

(d) Maximum Secured Debt Ratio. The Company will not permit the Secured Debt Ratio at any time to exceed 0.80 to 1.00.

Section 10.9. Most Favored Lender.

(a) If at any time a credit facility, loan agreement or other like financial instrument under which the Company may incur Indebtedness in excess of $10,000,000 (an “MFL Facility”), contains an MFL Financial Covenant that is more favorable to the lenders under such MFL Facility than the covenants contained in Section 10.8 (any such provision (including any necessary definition), a “More Favorable Covenant”), then the Company shall provide a Most Favored Lender notice in respect of such More Favorable Covenant. Such More Favorable Covenant shall be deemed automatically incorporated by reference into Section 10 of this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall have become effective under such MFL Facility, unless waived in writing by the Required Holders within fifteen (15) days after each holder’s receipt of such notice of such More Favorable Covenant.

(b) Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this Section 10.9 (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such More Favorable Covenant under the applicable MFL Facility; provided that, if a Default or an Event of Default with respect to such Incorporated Covenant then exists and the amendment of such More Favorable Covenant would make such covenant less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Default or Event of Default no longer exists and (ii) shall be deemed automatically deleted from this Agreement at such time as such More Favorable Covenant is deleted or otherwise removed from the applicable MFL Facility or such applicable MFL Facility ceases to be a MFL Facility or shall be terminated; provided that, if a Default or an Event of Default then exists, such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists; provided further, however, that if any fee or other consideration shall be given to the lenders under such MFL Facility for such amendment or deletion, the equivalent of such fee or other consideration shall be given, pro rata, to the holders of the Notes.

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(c) “Most Favored Lender Notice” means, in respect of any More Favorable Covenant, a written notice to each of the holders of the Notes delivered promptly, and in any event within twenty (20) Business Days after the inclusion of such More Favorable Covenant in any MFL Facility (including by way of amendment or other modification of any existing provision thereof) from a Responsible Officer referring to the provisions of this Section 10.9 and setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

(d) Additionally, notwithstanding the foregoing, no covenant, definition or default expressly set forth in this Agreement as of the date of this Agreement (or incorporated into this Agreement by an amendment or modification to this Agreement other than pursuant to this Section 10.9) shall be deemed to be amended to be less restrictive or deleted in any respect by virtue of the provisions of this Section 10.9.

Section 11. Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal, or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10.8, any Incorporated Covenant or any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c); or

(d) the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any Supplement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

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(f) (i) the Company or any Subsidiary Guarantor is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least the Default Threshold beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary Guarantor is in default in the performance of or compliance with any financial or negative covenant (other than (1) any default set forth in clause (f)(i) above, or (2) any default that is immaterial to the operations or performance of the Company or such Subsidiary Guarantor and that is not reasonably likely to have a material impact on the operations or performance of the Company or such Subsidiary Guarantor) of any evidence of any Indebtedness for borrowed money in an aggregate outstanding principal amount of at least the Default Threshold or of any mortgage, indenture or other agreement relating thereto, and, in each case, as a consequence of such default such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) the Company or any Subsidiary Guarantor is in default in the performance of or compliance with any other term of any evidence of any Indebtedness for borrowed money (including any indenture or mortgage) in an aggregate outstanding principal amount of at least the Default Threshold or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iv) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), the Company or any Subsidiary Guarantor has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least the Default Threshold; provided that this clause (f) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, the net cash proceeds of which are used to repay such Indebtedness within thirty (30) days after such sale or transfer; or (2) convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible debt);

(g) the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

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(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within sixty (60) days; or

(i) any event occurs with respect to the Company or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j) one or more final judgments or orders for the payment of money aggregating in excess of the Default Threshold (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision (to the extent not covered by independent third-party insurance or by an enforceable indemnity), are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought and not granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC and such Plan is not, or is not expected to be, fully funded in connection with such termination or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate in writing that a Plan is likely to become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans, and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

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(l) any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty; or

(m) the Company or any of its Subsidiaries shall cause or permit the occurrence of any condition or event that would result in any recourse to any Obligor under any Permitted SBIC Guarantee; or

(n) the Company is required to register or shall become an “investment company” subject to registration under the Investment Company Act; or

(o) RGC is no longer serving as the investment adviser to the Company under the Investment Advisory Agreement; or

(p) any of David Spreng, Thomas Raterman or Greg Greifeld ceases to be involved in the operations of the Company, unless the Company shall have within a reasonable period of time (which, for the avoidance of doubt, shall be no more than 120 days) obtained a successor who is reasonably acceptable to the Required Holders.

Section 12. Remedies on Default, Etc.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

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(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount of a Note shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

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Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay on demand such further amount as shall be sufficient to cover all reasonable and documented out-of-pocket costs and expenses of up to one firm of outside counsel for all of the holders of the Notes collectively incurred in any enforcement or collection under this Section 12.

Section 13. Registration; Exchange; Substitution of Notes.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes.

(a) Any registered holder of a Note or a Purchaser (an “Assigning Party”) may assign to one or more assignees (other than a Competitor) (an “Assignee”) all or a portion of its rights and obligations under its Note and/or under this Agreement.

(b) Except in the case of an assignment or transfer to an Affiliate of the Assigning Party, any such assignment or transfer shall be subject to the following conditions: (i) the Assigning Party shall deliver to the Company a written instrument of transfer duly executed by the Assigning Party or such Assigning Party’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof; (ii) the Assignee shall have made the representations set forth in Section 6 to the Company as to itself; provided, however, that if disclosure is required by the Purchaser under clause (c), (d), (e) or (g) of Section 6.2, no transfer of Notes shall be permitted or effective except with the confirmation by the Company (which confirmation shall not be unreasonably withheld taking in to account the specifics of the applicable disclosure) that the transfer will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code; (iii) an exemption from registration of the Notes under the Securities Act is available; and (iv) if requested by the Company, the Assigning Party shall have delivered to the Company such legal opinions, certifications or other evidence to determine that such assignment or transfer is being made in compliance with the Securities Act and applicable state securities laws, in each case under this clause (iv) at the sole expense of the Company.

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(c) Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (and of the same tranche if such Series has separate tranches) (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1 or attached to the applicable Supplement with respect to any Additional Notes. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a tranche, one Note of such tranche may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.2.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation in the form of a lost note affidavit), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or Additional Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof, within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series (and of the same tranche if such Series has separate tranches), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

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Section 14. Payments on Notes.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Investment Adviser in such jurisdiction located on the date hereof at 205 N. Michigan Ave. (Suite 4200), Chicago, IL 60601. The Company (or its agent or sub-agent) may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Payment by Wire Transfer. So long as any Purchaser or Additional Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company (or its agent or sub-agent) will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule or, in the case of any Additional Purchaser Schedule attached to any Supplement to which such Additional Purchaser is a party, or by such other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or Additional Purchaser or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser or Additional Purchaser under this Agreement or any Supplement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3. Tax Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, on or before the date on which such holder obtains a Note and from time to time (a) any forms, documents or certifications as may be reasonably required for the Company to satisfy any information reporting or withholding tax obligations with respect to any payments under this Agreement, or to determine the amount (if any) to deduct and withhold from any such payment made to such holder, and (b) (i) in the case of any such holder that is a United States Person, executed copies of IRS Form W-9 certifying that such holder is exempt from U.S. federal backup withholding tax and (ii) in the case of any such holder that is not a United States Person, (A) executed copies of the applicable IRS Form W-8 and any documentation prescribed by applicable law as a basis for claiming exemption (if any) from or a reduction (if any) in U.S. federal withholding tax and (B) such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Without limiting the generality of the forgoing, except as otherwise required by applicable law, in the case of a holder (i) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (ii) claiming exemption from withholding under an applicable treaty or (iii) claiming treatment as income effectively connected with a United States trade or business under Section 882 of the Code, the Company agrees that it will not withhold from any applicable payment to be made to a holder of a Note that is not a United States Person any U.S. federal withholding tax so long as such holder shall have delivered to the Company (in such number of copies as shall be reasonably requested) on or before the date on which such holder becomes a holder under this Agreement (and from time to time thereafter upon the reasonable request of the Company), (i) duly completed and duly executed copies of the applicable IRS Form W-8 (and any documentation prescribed by applicable law) claiming a complete exemption from U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine that no withholding is required, and (ii) in the case of a holder claiming benefits under Section 881(c) of the Code, the applicable “U.S. Tax Compliance Certificate” substantially in the form attached as Schedule 14.3, in each case correctly completed and duly executed. Each holder of a Note agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification promptly. To the extent that amounts are deducted or withheld in accordance with this Section 14.3 and timely paid over to the proper taxing authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Section 15. Expenses, Etc.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out-of-pocket costs and expenses (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel (reasonably acceptable to each Purchaser, any Additional Purchaser and each other holder of a Note) for, collectively, the Purchasers (and Additional Purchasers under any Supplement) and each other holder of a Note, taken as a whole, and, if reasonably required by the Required Holders, one local counsel (reasonably acceptable to each Purchaser, any Additional Purchaser and each other holder of a Note) in each relevant jurisdiction for all such holders, taken as a whole) incurred by the Purchasers, the Additional Purchasers, if any, and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement), any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement (including any Supplement), any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided, that such costs and expenses under this clause (c) shall not exceed $3,500 per tranche. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

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The Company will pay, and will save each Purchaser, each Additional Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or Additional Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel for, collectively, the Purchasers, the Additional Purchasers, if any, and each other holder of a Note, taken as a whole) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, in each case, other than any such judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation that resulted from (x) the bad faith, gross negligence or willful misconduct or breach of this Agreement or any Note by such Purchaser or such holder of a Note or (y) a claim between a Purchaser and an Additional Purchaser, or holder of a Note, on the one hand, and any other Purchaser or holder of a Note, on the other hand (other than claims arising out of any act or omission by the Company and/or its Affiliates). Notwithstanding anything to the contrary, the Company shall not be liable to a Purchaser and an Additional Purchaser, or holder of a Note for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the transactions contemplated hereunder or under any Note asserted by a Purchaser and an Additional Purchaser, or a holder of a Note against the Company or any of its Affiliates.

Section 15.2. Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement (including any Supplement), or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement (including any Supplement), or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

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Section 15.3. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

Section 16. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein or in any Supplement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or any Additional Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any Additional Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser or Additional Purchaser, as the case may be, and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. Amendment and Waiver.

Section 17.1. Requirements.

(a) Amendments. This Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(i) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), or the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement) will be effective as to any Purchaser or Additional Purchaser unless consented to by such Purchaser or Additional Purchaser in writing; and

(ii) no amendment or waiver may, without the written consent of each Purchaser, Additional Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, (iii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iv) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 (or such corresponding provision of any Supplement)), 11(a), 11(b), 12, 17 or 20.

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(b) Supplements. Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with, and in compliance with, Sections 2.3 and 4.16 hereof without obtaining the consent of any holder of any other Series of Notes.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each Purchaser and each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any Supplement or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 or any Subsidiary Guaranty to each Purchaser and each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of Notes as consideration for or as an inducement to the entering into by any Purchaser or holder of Notes of any waiver or amendment of any of the terms and provisions hereof, any Supplement or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a Purchaser or holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such Purchaser or holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Purchasers or holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Purchaser or holder.

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Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Purchaser or holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18. Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Notwithstanding the foregoing, any such notice may be sent by email, provided that, upon written request of any holder to receive paper copies of such notices or communications, the Company will promptly deliver such paper copies to such holder:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Thomas B. Raterman, or at such other address as the Company shall have specified to the holder of each Note in writing, or

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(iv) if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in Schedule A to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing.

Notices under this Section 18 will be deemed given only when actually received. Notwithstanding anything to the contrary contained herein, any notice to be given by the Company (other than an officer’s certificate) may be delivered by an agent or sub-agent of the Company.

Section 19. Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser or Additional Purchaser at a Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or Additional Purchaser, may be reproduced by such Purchaser or Additional Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser or Additional Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20. Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser or Additional Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any Supplement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser or Additional Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or Additional Purchaser or any Person acting on such Purchaser’s or Additional Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or Additional Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser Additional Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser and Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser or Additional Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser and Additional Purchaser, provided that such Purchaser or Additional Purchaser may deliver or disclose Confidential Information to (i) its Affiliates and its and their respective directors, officers, employees (legal and contractual), agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors, other professional advisors, consultants and investors or partners in Related Funds that are Purchasers, Additional Purchasers or holders of the Notes, who agree, in each case, to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser or Additional Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s or Additional Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or Additional Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser or Additional Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser or Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s or Additional Purchaser’s Notes or this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement or any Subsidiary Guaranty. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

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In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or Additional Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or Additional Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21. Substitution of Purchaser.

Each Purchaser or Additional Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or Additional Purchaser or any one of such other Purchaser’s or Additional Purchaser’s Affiliates (other than a Competitor) (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser or Additional Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) or any Additional Purchaser in any Supplement, shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser or Additional Purchaser, as the case may be. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder or any Additional Purchaser in any Supplement and such Substitute Purchaser thereafter transfers to such original Purchaser or Additional Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser or Additional Purchaser, as the case may be, and such original Purchaser or Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

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Section 22. Miscellaneous.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 22.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, law, statute, rule, regulation, form or other document herein shall be construed as referring to such agreement, instrument, law, statute, rule, regulation, form or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5. Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and the other documents (other than the Notes).  Delivery of an electronic signature to, or a signed copy of, this Agreement and such other documents (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other documents (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser or Additional Purchaser shall request manually signed counterpart signatures to any document, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable (but in any event within thirty (30) days of such request or such longer period as the requesting Purchaser or Additional Purchaser and the Company may mutually agree).

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Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company and each Purchaser and Additional Purchaser irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company and each Purchaser and Additional Purchaser irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company and each Purchaser and Additional Purchaser agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company and each Purchaser and Additional Purchaser consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested or on-line tracking service available, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company and each Purchaser and Additional Purchaser agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt or on-line tracking service available furnished by the United States Postal Service or any reputable commercial delivery service.

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(d) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

* * * * *

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If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Runway Growth Finance Corp.

By	/s/ Thomas B. Raterman
Name: Thomas B. Raterman
Title: Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

63

This Agreement is hereby accepted and

agreed to as of the date hereof.

Teachers Insurance and Annuity Association of America, a New York domiciled life insurance company

By: Nuveen Alternative Advisors LLC,
a Delaware limited liability company, its investment manager

By	/s/ Greg Miller
Name: Greg Miller
Title: Senior Director

The Lincoln National Life Insurance Company

By: Nuveen Alternative Advisors LLC,
a Delaware limited liability company, its investment manager

By	/s/ Greg Miller
Name: Greg Miller
Title: Senior Director

64

This Agreement is hereby accepted and

agreed to as of the date hereof.

Fortitude Reinsurance Company LTD

By: Blue Owl Insurance Advisors LLC,
Its Investment Manager

By	/s/ Thomas A. Shanklin .
Name: Thomas A. Shanklin
Title: Authorized Signatory

United Life Insurance Company

By: Blue Owl Insurance Advisors LLC,
Its Investment Manager

By.	/s/ Thomas A. Shanklin
Name: Thomas A. Shanklin
Title: Authorized Signatory

Guaranty Income Life Insurance Company

By: Blue Owl Insurance Advisors LLC,
Its Investment Manager

By.	/s/ Thomas A. Shanklin
Name: Thomas A. Shanklin
Title: Authorized Signatory

65

This Agreement is hereby accepted and

agreed to as of the date hereof.

Kuvare Insurance Services LP, on behalf of National Guardian Life Insurance Company, by virtue of authority granted under the Funds Withheld Coinsurance Agreement dated February 4, 2021

By	/s/ Thomas A. Shanklin
Name: Thomas A. Shanklin
Title: Authorized Signatory

National Guardian Life Insurance Company

By: Blue Owl Insurance Advisors LLC,
Its Investment Manager

By	/s/ Thomas A. Shanklin
Name: Thomas A. Shanklin
Title: Authorized Signatory

66

This Agreement is hereby accepted and

agreed to as of the date hereof.

Great American Insurance Company

By	/s/ Stephen C. Beraha
Name: Stephen C. Beraha
Title: Assistant Vice President

67

This Agreement is hereby accepted and

agreed to as of the date hereof.

Farm Bureau Life Insurance Company

By	/s/ Michael Warmuth
Name: Michael Warmuth
Title: Securities Vice President

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Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Notes” is defined in Section 2.3.

“Additional Purchasers” means purchasers of Additional Notes.

“Adjusted Interest Rate” is defined in Section 1.2(d).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. Notwithstanding anything herein to the contrary, the term “Affiliate” shall not include any Person that constitutes a Portfolio Investment held by any Obligor or any of its or their subsidiaries in the ordinary course of business.

“Agreement” means this Master Note Purchase Agreement, including all Supplements, Schedules and Exhibits attached to this Agreement (including all Schedules and Exhibits attached to any Supplement) as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 and any similar provisions of the Criminal Code (Canada).

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act or any similar provisions of the Criminal Code (Canada).

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis for Company and its consolidated Subsidiaries, without duplication, of (a) the value of total assets of the Company and its Subsidiaries, less all liabilities and indebtedness not represented by Senior Securities to (b) the aggregate amount of Senior Securities representing indebtedness of Company and its Subsidiaries (including the Notes), in each case as determined pursuant to the Investment Company Act, and any orders of the SEC issued to or with respect to Company thereunder, including any exemptive relief granted by the SEC with respect to the indebtedness of any SBIC Subsidiary.

“Assignee” is defined in Section 13.2(a).

“Assigning Party” is defined in Section 13.2(a).

“Bank Credit Agreement” means that certain Sixth Amendment to the Amended and Restated Credit Agreement, dated as of March 18, 2025, among Runway Growth Finance Corp., as borrower, the financial institutions party thereto as lenders, KeyBank National Association, as administrative agent and lender, CIBC Bank USA, as documentation agent, MUFG Bank, Ltd. (as successor in interest to MUFG Union Bank, N.A.), as co-documentation agent, and U.S. Bank Trust Company, National Association, as paying agent, as the same may be amended, restated, amended and restated, supplemented, refinanced, substituted or otherwise modified from time to time.

“BC Partners” means BC Partner Group Holdings, LLC, or one or more investment funds, separate accounts, or other entities owned, controlled, managed and/or advised by BC Partner Group Holdings, LLC or its Affiliates (including but not limited to Mount Logan Capital Inc., BCP Special Opportunities Fund III Origination LP, and RGC Group Holdco LLC).

“Below Investment Grade Event” is defined in Section 1.2(e).

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Canada Blocked Person” means (i) a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), or (ii) a Person identified in or pursuant to (w) Part II.1 of the Criminal Code (Canada), or (x) the Proceeds of Crime (Money Laundering) and Terrorist Finance Act, or (y) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), or (z) regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), the United Nations Act (Canada), or the Freezing Assets of Corrupt Foreign Officials Act (Canada), in any case pursuant to this clause (ii) as a Person in respect of whose property or benefit a holder of Notes would be prohibited from entering into or facilitating a related financial transaction.

“Canadian Economic Sanctions Laws” means those laws, including enabling legislation, orders-in-council or other regulations administered and enforced by Canada or a political subdivision of Canada pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including Part II.1 of the Criminal Code (Canada), the Special Economic Measures Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Finance Act, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), the United Nations Act (Canada), the Export and Import Permits Act (Canada), and the Freezing Assets of Corrupt Foreign Officials Act (Canada), and including all regulations promulgated under any of the foregoing, or any other similar sanctions program or action.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Carrying Costs” means, for any Settlement Period, the sum of the aggregate amount of interest accrued during such Settlement Period with respect to all Notes outstanding during such Settlement Period.

“cash” means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand deposit accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $250,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds or mutual funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Clean-Up Period Start Date” means, with respect to the Series 2025A Notes, October 7, 2027 and with respect to any series of Additional Notes the applicable “Clean-Up Period Start Date” as set forth in the applicable Supplement for such series.

“Closing” is defined in Section 3 and shall include any closing (as therein defined) under a Supplement.

“Closing Date” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Competitor” means (a) any entity that has elected to be regulated as a “business development company” under the Investment Company Act; (b) any Person who is not an Affiliate of the Company or any of its Subsidiaries and who engages, as its primary business, in (i) the same or similar business as a material business of the Company or any of its Subsidiaries or (ii) the business of originating loans to middle market companies and such Person is not a bank or an insurance company; or (c) any Affiliate of any of the foregoing; provided that:

(i) the pro vision of investment advisory services by a Person to a Plan which is sponsored, maintained, contributed to or required to be contributed to by a Person which would otherwise be a Competitor shall not in any event cause the Person providing such services to be deemed to be a Competitor, provided that such Person providing such services has established and maintains procedures which will prevent Confidential Information supplied to such Person from being transmitted or otherwise made available to such Plan or to such Person which would otherwise be a Competitor; and

(ii) in no event shall an Institutional Investor be deemed a Competitor if such Institutional Investor is a “pension plan” (as defined in Section 3(2) of ERISA) sponsored, maintained, contributed to or required to be contributed to by a Person which would otherwise be a Competitor but which is a regular investor in privately placed Securities and such pension plan has established and maintains procedures that will prevent Confidential Information supplied to such pension plan by the Company from being transmitted or otherwise made available to such plan sponsor or participating or contributing employer which would otherwise be a Competitor; and

(iii) in no event shall an Institutional Investor listed on Schedule 7.5, its Affiliates or Related Funds, whose investors are comprised of the same, be deemed a Competitor so long as such Institutional Investor, Affiliate or Related Fund is not a “business development company”.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means with respect to any Note of any Series or tranche, that rate of interest per annum that is the greater of (a) 2.00% per annum above the rate of interest on the Notes then in effect for such Series or tranche or (b) 2.00% over the rate of interest publicly announced by KeyBank National Association in New York, New York as its “base” or “prime” rate.

“Default Threshold” means $10,000,000 (or its equivalent in the relevant currency of payment).

“Disclosure Documents” is defined in Section 5.3.

“Distribution” is defined in Section 10.6.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, the consolidated net investment income (excluding extraordinary gains and extraordinary losses) for the relevant period plus, without duplication, the following to the extent deducted in calculating such consolidated net investment income: (i) consolidated interest charges for such period; (ii) the provision for federal, state, local and foreign income taxes payable for such period; (iii) depreciation and amortization expense for such period; and (iv) such other adjustments that are usual and customary for transactions of this nature.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests or equivalents (however designated, including any instrument treated as equity for U.S. federal income tax purposes) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414(b) or (c) of the Code, or solely with respect to section 412 of the Code, section 414(m) or (o) of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder from time to time in effect.

“Execution Date” is defined in Section 3.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Financing Subsidiary” means any SPE Subsidiary or SBIC Subsidiary.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means:

(a) the government of:

(i) the United States of America, Canada or any state, province or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof;

provided that the term “Guaranty” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary indemnification agreements entered into in the ordinary course of business, provided that such indemnification obligations are unsecured, such Person has determined that any liability thereunder is remote and such indemnification obligations are not the functional equivalent of the guaranty of a payment obligations of a primary obligor. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement, or other interest, currency exchange rate or commodity hedging arrangement.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Incorporated Covenant” is defined in Section 10.9.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment or fund the delayed draw or unfunded portion of any existing Portfolio Investment or (z) indebtedness of an Obligor on account of the sale by an Obligor of the first out tranche of any debt Portfolio Investment that is entitled to the benefit of a first lien that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is non-recourse to the Company and its Subsidiaries and (ii) would not represent a claim against the Company or any of its Subsidiaries in a bankruptcy, insolvency or liquidation proceeding of the Company or its Subsidiaries, in each case in excess of the amount sold or purportedly sold.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Coverage Ratio” means, on any date of determination calculated with respect to any Settlement Period, the ratio of (a) the Company’s EBITDA for the related Settlement Period to (b) the sum for such Settlement Period of Carrying Costs.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person (including convertible securities) or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements and/or Swap Contracts.

“Investment Adviser” means RGC.

“Investment Advisory Agreement” means that certain Third Amended and Restated Investment Advisory Agreement dated as of January 30, 2025 by and between the Investment Adviser and the Company as the same may from time to time be amended, restated, supplemented, waived or otherwise modified.

“Investment Company Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Company thereunder.

“Investment Grade” means a rating of at least “BBB-” (or its equivalent) or higher by Morningstar DBRS or its equivalent by any other NRSRO without giving effect to any credit watch.

“Investment Policies” means, with respect to the Company, the investment objectives, policies, restrictions and limitations as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.

“Judgment Default Threshold” means $10,000,000 (or its equivalent in the relevant currency of payment).

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements but, in the case of Portfolio Investments that are equity securities, excluding customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer). For the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the underlying documentation relating to such Investment shall not be deemed to be a “Lien.”

“Loan Obligor” means, and “Obligor” as defined in the Bank Credit Agreement.

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries (other than Financing Subsidiaries) taken as a whole (excluding in any case a decline in the net asset value of the Company or a change in general market conditions or values of the Portfolio Investments), (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

“Material Credit Facility” means, as to the Company and the Subsidiary Guarantors,

(a) the Bank Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(b) any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the Execution Date by the Company or any Subsidiary Guarantor, or in respect of which the Company or any Subsidiary Guarantor is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Maturity Date” is defined in the first paragraph of each Note.

“MFL Facility” is defined in Section 10.9.

“MFL Financial Covenant” means any covenant (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) that requires the Company or any Subsidiary Guarantor to (i) maintain any level of financial performance (including any specified level of net worth, total assets, cash flows or net income, however expressed), (ii) maintain any relationship of any component of its capital structure to any other component thereof (including the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth, however expressed), (iii) to maintain any measure of its ability to service its indebtedness (including exceeding any specified ratio of revenues, cash flow or income to interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness, however expressed) or (iv) not to exceed any maximum level of indebtedness, however expressed; provided, however, that, for the avoidance of doubt, no borrowing base requirement or covenants, however expressed, shall constitute an MFL Financial Covenant.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“More Favorable Covenant” is defined in Section 10.9.

“Morningstar DBRS” means Morningstar DBRS and its successors.

“Most Favored Lender Notice” is defined in Section 10.9.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Nationally Recognized Statistical Rating Organization” or “NRSRO” means a rating organization designated from time to time by the SEC as being nationally recognized whose status has been confirmed by the SVO.

“Net Investment Income” means, with respect to any period, net investment income determined in accordance with GAAP.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.

“Obligor” means the Company and any Subsidiary Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or governmental authority.

“Permitted Equity Interests” means common stock of the Company that after its issuance is not subject to any agreement between the holder of such common stock and the Company where the Company is required to purchase, redeem, retire, acquire, cancel or terminate any such common stock.

“Permitted SBIC Guaranty” means a guarantee by the Company of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form; provided that the recourse to the Company thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Portfolio Investment” means any Investment held by the Company or one of its Subsidiaries in their asset portfolio (and, for the avoidance of doubt, shall not include any Subsidiary of the Company).

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Private Rating Rationale Report” means, with respect to any private Rating, a report issued by the NRSRO in connection with such private Rating setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned private Rating for the Notes, in each case, on the letterhead of the NRSRO or its controlled website and generally consistent with the work product that an NRSRO would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other regulatory authority having jurisdiction over any holder of any such Series or tranche of Notes from time to time.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2) and any Substitute Purchaser (so long as any such substitution complies with Section 21), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 or as the result of a substitution pursuant to Section 21 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).

“Rating” means a rating of the Notes issued by an NRSRO, which rating shall (a) specifically describe the Notes, including their interest rate, maturity and Private Placement Number and (b) in the event that such Rating is a “private letter rating,” (i) state that the Rating addresses the likelihood of payment of both the principal and interest of such Notes (which requirement shall be deemed satisfied if the evidence of such Rating is silent as to the likelihood of payment of both principal and interest and does not otherwise include any indication to the contrary), (ii) not include any prohibition against sharing such evidence with the SVO or any other regulatory authority having jurisdiction over the holders of the Notes, and (iii) include such other information relating to the Rating for the Notes (including a report which provides an analytical review and rating methodology applied to the Notes) as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over the holders of the Notes.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Replacement Facility” means at any time on or after the Bank Credit Agreement is expired or terminated, the senior secured credit facility or similar secured loan agreement to which the Company is a party as borrower and pursuant to which substantially all of the Company’s assets, other than investments in Subsidiaries, are pledged and which includes terms that are substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as reasonably determined in good faith by the Company or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis.

“Required Holders” means, at any time the holders of greater than 50.00% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company, any of its Affiliates or any Person that constitutes a Portfolio Investment held by any Obligor)

; provided that in the event a Supplement has been entered into by the Company with Additional Purchasers thereunder, but the Additional Notes to be issued have not yet been so issued, “Required Holders” shall also include the Additional Purchasers scheduled to purchase such Additional Notes until such time as such Additional Notes are so purchased.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution in cash with respect to any shares of any class of capital stock of the Company, or any payment in cash, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company or any option, warrant or other right to acquire any such shares of capital stock of the Company, provided, for clarity, neither the conversion of convertible debt into Permitted Equity Interests nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with Permitted Equity Interests shall be a Restricted Payment hereunder.

“RGC” means Runway Growth Capital LLC, a Delaware limited liability company.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., a New York corporation, or any successor thereto.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Equity Commitment” means a commitment by the Company to make one or more capital contributions to an SBIC Subsidiary.

“SBIC Subsidiary” means any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of the Company licensed as a small business investment company under the Small Business Investment Act of 1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) and which is designated by the Company (as provided below) as an SBIC Subsidiary, so long as

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by any Obligor (other than a Permitted SBIC Guaranty), (ii) is recourse to or obligates any Obligor in any way (other than in respect of any SBIC Equity Commitment or Permitted SBIC Guaranty), or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness, and

(b) none of the Obligors has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Company shall be effected pursuant to a certificate of a Senior Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Debt” means Indebtedness of the Company and its Subsidiaries that are consolidated with the Company for purposes of GAAP (excluding any Indebtedness of any of the Company’s Subsidiaries which are SBIC Subsidiaries and excluding any reverse repurchase agreement relating to United States Treasury securities) outstanding at any time that is secured in any manner by any Lien on assets of the Company or any such Subsidiaries.

“Secured Debt Ratio” means the ratio of (a) Secured Debt to (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries that are consolidated with the Company for purposes of GAAP (including Indebtedness under the Notes and excluding (i) any Indebtedness of any of the Company’s Subsidiaries which are SBIC Subsidiaries and (ii) any reverse repurchase agreement relating to United States Treasury securities).

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Company thereunder).

“Series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.

“Series 2025A Notes” is defined in Section 1.1.

“Settlement Period” means the three-month period commencing on the first day of a calendar quarter and ending on the last day of the calendar month occurring three months thereafter; provided, however, that the initial Settlement Period shall be the period from and including the Closing to and including the last day of the calendar quarter in which the Closing occurs, and provided, further, that the final Settlement Period preceding the Maturity Date or the final Settlement Period preceding an optional prepayment in whole of the Notes, shall end on the last Maturity Date or the date of such prepayment, respectively.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity or net assets, as applicable, for the Company and its consolidated Subsidiaries at such date.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” (within the meaning specified in Rule 1-02(w) of Regulation S-X, promulgated under the Securities Act) of the Company, excluding any Subsidiary of the Company (a) which is a nonrecourse or limited recourse subsidiary, (b) which is a bankruptcy remote special purpose vehicle, (c) that is not consolidated with the Company for purposes of GAAP, or (d) any Financing Subsidiary; provided that each Subsidiary Guarantor shall be deemed to be a “Significant Subsidiary.”

“Source” is defined in Section 6.2.

“SPE Subsidiary” means any direct or indirect Subsidiary of the Company to which an Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Portfolio Investments, and which engages in no material activities other than in connection with the purchase or financing of such assets and other Portfolio Investments and which is designated by the Company as an SPE Subsidiary, so long as:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (i) is Guaranteed by the Company (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guaranty thereof,

(b) with which no Obligor has any material contract, agreement, arrangement or understanding with such Subsidiary other than on terms no less favorable to the Company than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables, and

(c) to which no Obligor has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Company shall be affected pursuant to a certificate of a Senior Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions. Each Subsidiary of an SPE Subsidiary shall be deemed to be an SPE Subsidiary and shall comply with the foregoing requirements of this definition.

“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest, provided that such Lien was created to secure Indebtedness owing by such issuer to such creditors.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors) and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in commercial loan and other asset-backed securitizations. Representations made at the time of transfer of an asset to an SPE Subsidiary as to the creditworthiness of the account debtor at such time and that to the transferor’s knowledge, no event has occurred and is continuing that could reasonably be expected to affect the collectability of such asset or cause it not to be paid in full, and any associated repurchase obligation for breach of any such representation, shall be deemed to be Standard Securitization Undertakings.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by the Company or a Subsidiary in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Company and its Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty or a joinder thereto.

“Subsidiary Guaranty” is defined in Section 9.7(a).

“Substitute Purchaser” is defined in Section 21.

“Supplement” is defined in Section 2.3.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“tranche” means all Notes of a Series having the same maturity, interest rate, currency and schedule for mandatory prepayments.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) or beneficial interests of owners having ordinary power for the election of directors or other similar governing body of such Person, other than stock, other equity interests or other beneficial interests having such power only by reason of the happening of a contingency.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule 1

[Form of Series 2025A Note]

Runway Growth Finance Corp.

7.51% Series 2025A Senior Note Due April 7, 2028

No. [_____]	[Date]
$[_______]	PPN 78163D A#7

For Value Received, the undersigned, Runway Growth Finance Corp. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on April 7, 2028 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 7.51% per annum, as may be adjusted in accordance with Section 1.2 of the Note Purchase Agreement (as hereinafter defined), from the date hereof, payable semiannually, on the 7th day of April]and October in each year, commencing with the April 7 or October 7 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Master Note Purchase Agreement), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Investment Adviser (as defined in the hereinafter Master Note Purchase Agreement) in Chicago, Illinois or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Master Note Purchase Agreement referred to below.

This Note is one of a series of Series 2025A Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated [April 7, 2025] (as from time to time amended, the “Master Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Master Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Master Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Master Note Purchase Agreement.

This Note is a registered Note and, as provided in (and subject to the terms and conditions of) the Master Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Master Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Master Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Runway Growth Finance Corp.

By
[Title]

Schedule 2.1

Existing Notes

[Intentionally Omitted]

Form of Opinion of Special Counsel
For The Company

Schedule 4.4(a)

[Intentionally Omitted]

Form of Opinion of Special Counsel
For The Purchasers

Schedule 4.4(B)

[Intentionally Omitted]

Schedule 5.4

Subsidiaries of the Company and
Ownership of Subsidiary Stock

[Intentionally Omitted]

Schedule 5.5

Financial Statements

[Intentionally Omitted]

Schedule 5.15

Existing Indebtedness of the Company and its Subsidiaries

[Intentionally Omitted]

Schedule 10.1

Transactions With Affiliates

[Intentionally Omitted]

Schedule 7.5

Non Competitors

[Intentionally Omitted]

Schedule 14.3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Note Holders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

[Intentionally Omitted]

Schedule 14.3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Note Holders That Are Partnerships For U.S. Federal Income Tax Purposes)

[Intentionally Omitted]